OLD MUTUAL FUNDS I
OLD MUTUAL FUNDS II
OLD MUTUAL FUNDS III
OLD MUTUAL INSURANCE SERIES FUND

SERVICE PROVIDER REVIEW COMMITTEE
CHARTER

Organization

	Each of the Boards of Trustees (each, a "Board") of Old Mutual Funds I, Old Mutual Funds II, Old Mutual
Funds III and Old Mutual Insurance Series Fund (each, a
"Trust" and together, the "Trusts") shall have a Service
Provider Review Committee (the "Committee").  The full
Board of each Trust shall appoint a Chairperson and members of the Committee. The Chairperson of the Committee of each Trust shall set the agenda for, and preside at, each meeting of the Committee.

Purpose

	The primary purpose of the Service Provider
Review Committee is to assist the Board in carrying out its fiduciary duties with respect to oversight of services providers to the Funds.

Oversight

	To the extent requested by the Chairperson of each Trust, the Service Provider Committee shall from time to time review, and made recommendations to the full Board, issues relating to service providers to the Funds. For example, these areas may include:

*	Plans of Distribution adopted pursuant to
Rule 12b-1 of the 1940 Act;

*	Service Plans;

*	Multiple Class Plans adopted under Rule 18f-
3 of the 1940 Act;

*	Transfer Agency Agreements and any reports
relating to the transfer agent's performance or compliance therewith;

*	Administrative Services Agreements and any
reports relating to the administrator's
performance or compliance therewith;

*	Call Center Services and other Shareholder
Services Agreements and any reports relating to the service provider's performance or compliance therewith;

*	Custody Agreements, any reports relating to
the custodian's performance or compliance therewith, and persons authorized to provide instructions to the custodian;

*	Foreign Custody Manager Agreements and
any reports relating to the foreign custody manager's performance or compliance therewith;

*	Expense Limitation Agreements and reports
relating to advisory fee reimbursements or recoveries and requests for reimbursements;

*	Insurance coverage for the Trust;

*	Payment of fees to third party providers in
connection with the Board's annual review of investment advisory agreements; and

*	Allocation of dues and payments to industry
organizations such as the Investment
Company Institute and Mutual Fund Directors
Forum.

*	Sub-Administrative Agreements;

*	Reports concerning payments to third party
administrators and sub-transfer agents;

*	Reports concerning foreign custody matters
pursuant to Rule 17f-5 of the 1940 Act;

*	Vendor profiles reports;

*	Shareholder servicing reports;

*	Reports concerning payments made pursuant
to Plans of Distribution and Service Plans;

*	Conflicts of interest under the Mixed and
Shared Use Exemptive Order; and

*	Such other areas as the Chairperson of each
Trust shall from time to time request the Provider Committee to review.

Meetings and Reporting

   The Committee of each Trust shall meet quarterly,
unless otherwise determined by the Chairperson of the Committee. The Committee shall keep minutes and records of its meetings and shall report to the Board on the results of the Committee's reviews, as necessary, and make such recommendations as deemed appropriate by the
Committee.  The Committees of the Trusts may meet
jointly, in the discretion of the Chairpersons of the
Committees.
Votes Required for Action
1.	All Trusts.  At all meetings of the Committee, one-
third of the Committee members (but in no event
less than two Committee members) shall constitute
a quorum for the transaction of business.  The act of
a majority of the Committee members present at
any meeting at which there is a quorum shall be the
act of the Committee, except as may be otherwise specifically provided by applicable law or by the
Trust's then-current Agreement and Declaration of
Trust or its Bylaws.
2.	Old Mutual Funds II.  Pursuant to the 2004
Settlement Orders, the Committee shall not take any action in fulfilling its duties hereunder with respect to Old Mutual Funds II unless such action is approved by a majority of the Independent Trustees who were not directors, officers or employees of Liberty Ridge Capital (or any successor) during the preceding 10 years and who are members of the Committee. In the event that any action proposed to be taken is opposed by a vote of one or more of the Independent Trustees, then the Trustees will oversee that such proposal, the related Committee vote, and the reason, if any, for such Independent Trustee(s)' vote against the proposal, is disclosed in the Trust's shareholder report for the period. The Committee is not required to take these actions with respect to the other Trusts.
Authority and Funding

	The Committee shall have the resources and authority appropriate to discharge its responsibilities, including authority to retain special counsel and other experts or consultants at the expense of the Trusts. The
Committee shall be responsible for reviewing and approving the compensation paid to such counsel and other advisers.

Amendment and Maintenance of Charter

	The Committee shall review this Charter at least annually and recommend any changes it deems appropriate to the full Board. This Charter may be amended by a vote of the full Board. The Trust shall maintain and preserve in an easily accessible place a copy of this Charter and any modifications to the Charter.


Adopted:  May 21, 2008







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